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                                                                    Exhibit 23.1


                   Consent of Independent Public Accountants

As independent public accountants we hereby consent to the use of our report dated September 22, 1998 (except with respect to the matters discussed in Notes 23 and 24, as to which the date is June 8, 1999) included herein and related to the The Fairchild Corporation annual financial statements, and we hereby consent to the use of our report dated February 5, 1999 included herein and related to the Kaynar Technologies Inc. annual financial statements, and to all references to our Firm included in this Form S-4 registration statement to register $225,000,000 10 3/4% Senior Subordinated Notes due 2009.

Arthur Andersen LLP
Washington, D.C.
June 12, 1999